Exhibit 3.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED BYLAWS

OF

DATCHAT, INC.

a Nevada Corporation

Pursuant to resolutions of the Board of Directors (the “Board”) of DatChat, Inc., a Nevada corporation (the “Corporation”), adopted at a meeting of the Board held on October 21, 2022 and in accordance with the authority provided to the directors pursuant to Article IX, Section 9.1 of the Corporation’s Amended and Restated Bylaws (the “Bylaws”):

1.	Article II, Section 2.6 of the Bylaws is amended and restated in its entirety as follows as of October 21, 2022 (the “Effective Time”):

“Section 2.6. Quorum. Unless otherwise required by applicable law or the Articles of Incorporation, the holders of thirty-three and one-third percent (33 and 1/3%) of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.5 hereof, until a quorum shall be present or represented.

2.	Article IX, Section 9.1 of the Bylaws is amended and restated in its entirety as follows as of the Effective Time:

Section 9.1 Amendments.  The Board of Directors is expressly empowered to adopt, amend or repeal these By-Laws. Notwithstanding the foregoing sentence, these By-Laws may be amended or repealed in any respect, and new by-laws may be adopted, in each case by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting power of the Corporation, voting together as a single class.

C E R T I F I C A T ION

I, the undersigned, do hereby certify:

1. That I am the chief executive officer of DatChat, Inc., a Nevada corporation; and

2. That the foregoing Amendment No. 1 to the Amended and Restated Bylaws, was duly adopted by the Board of Directors of said corporation on October 21, 2022.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said corporation as of October 21, 2022.

/s/ Darin Myman
Darin Myman, Chief Executive Officer